Exhibit 10.25

Jilin Huamei Beverage Co., Ltd.
Authorized Operation Contract of Jiangsu Province Branch

Party A: Jilin Huamei Beverage Co., Ltd.
Party B: Chi, Baoyan

Party A and Party B have entered into this agreement through friendly negotiation to clarify the rights and obligations of both parties. Party A hereby authorizes Party B to sell their products in Jiangsu Province. Both parties hereby agree to the following terms.

Section 1. Operation Rules

1.
Party A hereby appoints Party B as the manager of Jiangsu Branch of Jilin Huamei Beverage Co., Ltd. Party B is responsible for marketing, market management and sales. In addition, Party B shall not engage in other business, and shall work exclusively for Party A.

2.	Party B shall choose one city other than Nanjing as the sales model city and be the General Agent. The initial payment for goods of RMB 100,000.00 shall be paid to Party A.

3.
Party B shall comply with Party A’s uniform rules for marketing in Jiangsu Province. All agents enjoy the Company’s preferential policies. But Party B is responsible for the payback of initial payment for goods, rewards and sales representatives’ (including those employed by both Party A and Party B) commission for successful marketing.

4.
Party B shall pay Party A an amount based on the quantity of goods purchased by local agents within Party B’s area of administration and 35% of the market price. The price difference shall be Party B’s management and business expenses.

Section 2. Party A’s Rights and Obligation

1.	To supervise, manage and audit Party B’s financial statements; Party B shall maintain its books in accordance with the requirements of Accounting Standards for Business Enterprise.

2.	To supervise, audit, know and guide Party B’s employees.

3.	To set and adjust Party B’s quarterly and annual targets according to the market condition.

4.	To be responsible for Party B’s salary of RMB 3,000 per month and total expenses of RMB 2,000 per month.

Section 3. Party B’s Rights and Obligation

1.	To be responsible for obtaining the business license for branch office and relevant costs.

2.	To comply with articles of association of Jilin Huamei Beverage Co., Ltd. and all the corporate policies and regulations.

3.
To supply office location, freight vehicles and operating funds of the branch office. To establish and improve departments and hire staff. Party B shall be responsible for salary for employees, transfer, appointment and removal and work-related injury. However, Party B shall report to Party B regarding any appointment, removals and performance of employees.

4.
To establish a system for business management, sales management, financial management, salaries and labor benefits. To use electronic accounting system and submit the accounting records and statements to the Financial Department of Party A before the third day of every month. The financial statements shall conform to the facts. To be subject to audit and inspection of head office from time to time. To strictly comply with the internal control and procedures of a public company.

5.	Party B can promote the products independently and bear all expenses.

6.
Party B and the branch office shall be responsible for their own profits and losses, as well as all claims and debts. However, if Party B does not pay Party A for the goods according to the contract, Party A has the right to seek payments from the third parties that Party B sold to.

7.	If Party B defaults, Party B shall indemnify Party A for all losses to Party A and shall be responsible for the penalty of RMB 10,000.

Section 4. Termination of Contract

Party A shall have the right to terminate this agreement and recover the losses from Party B, if Party B a) materially violates any of the above terms; b) takes loans, finance or guarantee in the name of Party A from any institutions or persons; or c) causes severe reputation or economic damage to Party A.

Section 5. Dispute Resolution

All disputes arising under this agreement shall be settled through friendly negotiation. If the negotiation fails, it shall be resolved by a court having jurisdiction over Party A.

Section 6. Miscellaneous

1.	This agreement shall become effective upon execution and expires December 31, 2015.

2.
The creditor-debtor relationship between Party A and Party B formed during the term of this agreement shall remain valid after expiration of the agreement. If Party B’s insufficient management causes bankruptcy and closure of the branch office, any creditor-debtor relationship which is not related to Party A shall be borne by Party B.

3.
On the expiration of this agreement, Party B shall liquidate the branch office, end the branch business and clear up its creditor's rights and liabilities. Party A has the right to supervise and participate therein.

4.	For issues not stipulated under this agreement, Party A and B may sign a supplement(s) which shall have the same legal effect as this agreement.

5.	This agreement is executed in three counterparts, two of which held by Party A and one by Party B.

Party A: Jilin Huamei Beverage Co., Ltd. (Seal)
Address:  F16, Zhongji Building, No.1562
                   Jiefang Road, Changchun City, Jilin Province
Legal representative: Liu Chagnzhen
Representative:   Chi Hongyan
Tel:

Party B: Chi Baoyan (Seal)
Address:
Legal Representative:
Representative:
Tel:

Dated: June 6, 2011